EXHIBIT 10.20

R.R. DONNELLEY & SONS COMPANY
CASH-SETTLED STOCK UNIT AWARD

(2017 PIP)

This Cash-Settled Stock Unit Award (“Award”) is granted as of XXXXXX, 2018 by R.R. Donnelley & Sons Company, a Delaware corporation (the “Company”), to XXXXXX (“Grantee”).

1.Grant of Award.  This Award is in recognition of Grantee’s hard work and dedication over the last several years and is granted as an incentive for the Grantee to remain an employee of the Company and share in the future success of the Company.  The Company hereby credits to Grantee XXXXX cash-settled stock units (the “Stock Units”), subject to the restrictions and on the terms and conditions set forth herein.  This Award is made pursuant to the provisions of the Company’s 2017 Performance Incentive Plan (the “2017 PIP”).  Capitalized terms not defined herein shall have the meanings specified in the 2017 PIP.  Grantee shall indicate acceptance of this Award by signing and returning a copy hereof.

2.Vesting.

(a)Except to the extent otherwise provided in paragraph 2(b) or 3 below, the Stock Units shall vest and be payable in three equal installments following three consecutive vesting periods (each, a “Vesting Period”) ending on each of:

•	March 2, 2019
•	March 2, 2020
•	March 2, 2021

(b)Notwithstanding anything contained herein to the contrary, upon a Change in Control, treatment of this Award, including, without limitation, with respect to vesting and payment of such Award, shall be governed by the terms of the 2017 PIP.

3.Treatment Upon Separation from Service.

(a)If Grantee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h), hereinafter a “Separation from Service”) by reason of death or a termination by the Company due to Disability (as defined below), all unvested Stock Units shall become fully vested of the date of such Separation from Service.

(b)If Grantee has a Separation from Service other than for death or Disability, any portion of the Stock Units that is unvested as of the date of such Separation from Service shall be forfeited.

(c)For purposes of this Award, “Disability” shall mean that Grantee has become entitled to long-term disability benefits under the Company’s long-term disability plan.

4.Cash Payment in Satisfaction of Stock Units.  As soon as practicable, but not more than 2½ months following the vesting date, or at such later time as provided under paragraph 9(g) of this Agreement, the Company shall make a cash payment to Grantee equal to the Fair Market Value of a share of common stock of the Company (“Common Stock”), determined as of such vesting date, for each Stock Unit that became vested on such date.  Each Stock Unit shall be cancelled upon the payment with respect thereto.

5.Dividends.  No dividends or dividend equivalents will accrue with respect to the Stock Units.

6.Rights as a Shareholder.  Grantee shall not have the right to vote, nor have any other rights of ownership in, any shares of Common Stock relating to the Stock Units.

7.Withholding Taxes.  Each payment with respect to the Stock Units shall be subject to withholding of such amounts as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes with respect to the Award.

8.Non-Solicitation.

(a)Grantee hereby acknowledges that the Company’s relationship with the customer or customers Grantee serves, and with other employees, is special and unique, based upon the development and maintenance of good will resulting from the customers' and other employees’ contacts with the Company and its employees, including Grantee.  As a result of Grantee’s position and customer contacts, Grantee recognizes that Grantee will gain valuable information about (i) the Company’s relationship with its customers, their buying habits, special needs, and purchasing policies, (ii) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (iii) the skills, capabilities and other employment-related information relating to Company employees, and (iv) and other matters of which Grantee would not otherwise know and that is not otherwise readily available.  Such knowledge is essential to the business of the Company and Grantee recognizes that, if Grantee has a Separation from Service, the Company will be required to rebuild that customer relationship to retain the customer's business.  Grantee recognizes that during a period following Separation from Service, the Company is entitled to protection from Grantee’s use of the information and customer and employee relationships with which Grantee has been entrusted by the Company during Grantee’s employment.

(b) Grantee acknowledges and agrees that any injury to the Company’s customer relationships, or the loss of those relationships, would cause irreparable harm to the Company.  Accordingly, Grantee shall not, while employed by the Company and for a period of one year from the date of Grantee’s Separation from Service for any reason, including Separation from Service initiated by the Company with or without cause, directly or indirectly, either on Grantee’s own behalf or on behalf of any other person, firm or entity, solicit or provide services that are the same as or similar to the services the Company provided or offered while Grantee was employed by the Company to any customer or prospective customer of the Company (i) with whom Grantee had direct contact during the last two years of Grantee’s employment with the Company or about whom Grantee learned confidential information as a result of his or her employment with the Company or (ii) with whom any person over whom Grantee had supervisory authority at any time had direct contact during the last two years of Grantee’s employment with the Company or about whom such person learned confidential information as a result of his or her employment with the Company.

(c)Grantee shall not, while employed by the Company and for a period of two years following Grantee’s Separation from Service for any reason, including Separation from Service initiated by the Company with or without cause, either directly or indirectly solicit, induce or encourage any individual who was a Company employee at the time of, or within six months prior to, Grantee’s Separation from Service, to terminate their employment with the Company or accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, nor shall Grantee cooperate with any others in doing or attempting to do so.  As used herein, the term "solicit, induce or encourage" includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, or (iii) referring Company employees to personnel or agents employed by any entity, including but not limited to competitors, suppliers or customers of the Company.

9.Miscellaneous.

(a)Nothing in this Award shall confer upon Grantee any right to continue in the employ of the Company or any other company that is controlled, directly or indirectly, by the Company or to interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

(b)This Award shall be governed in accordance with the laws of the state of Delaware.

(c)This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(d)Neither this Award nor the Stock Units nor any rights hereunder or thereunder may be transferred or assigned by Grantee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or other procedures approved by the Company.  Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(e)The Human Resources Committee of the Board of Directors of the Company (the “Committee”), as from time to time constituted, shall have the right to determine any questions which arise in connection with this Agreement or the Stock Units.  This Agreement and the Stock Units are subject to the provisions of the 2017 PIP and shall be interpreted in accordance therewith.

(f)If there is any inconsistency between the terms and conditions of this Award and the terms and conditions of Grantee’s employment agreement, employment letter or other similar agreement, the terms and conditions of such agreement shall control.

(g)This Award is intended to be exempt from or to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.  This Award shall be administered and interpreted to the extent possible in a manner consistent with the intent expressed in this paragraph.  If any compensation or benefits provided by this Award may result in the application of section 409A of the Code or adverse tax consequences thereunder, the Company shall, in consultation with Grantee, modify this Award as necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such section 409A of the Code or in order to comply with the provisions of section 409A of the Code.  By signing this Agreement Grantee acknowledge that if any amount paid or payable to Grantee becomes subject to section 409A of the Code, Grantee is solely responsible for the payment of any taxes and interest due as a result.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

R.R. Donnelley & Sons Company

By:

Name:  Sheila Rutt

Title:  EVP, Chief Human Resources Officer

All of the terms of this Award are accepted as of this _____ day of XXXXXX, 2018.

______________________________

Grantee:

ACTIVE 228424467

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